Exhibit 4.2

MEMBER CAPITAL SECURITIES, SERIES 2023, MAY NOT BE TRANSFERRED WITHOUT THE PRIOR WRITTEN CONSENT OF NATIONAL RURAL UTILITIES COOPERATIVE FINANCE CORPORATION (“NATIONAL RURAL”) AND ONLY NATIONAL RURAL’S VOTING MEMBERS MAY PURCHASE AND HOLD THE MEMBER CAPITAL SECURITIES, SERIES 2023. ANY PURPORTED TRANSFER OF MEMBER CAPITAL SECURITIES, SERIES 2023, WITHOUT NATIONAL RURAL’S PRIOR WRITTEN CONSENT WILL BE VOID AB INITIO.

Certificate No.:

PRINCIPAL AMOUNT:

STATED MATURITY DATE:

ISSUE DATE:

INDEX MATURITY:

INTEREST RATE BASIS:

SPREAD: +/-

SPREAD MULTIPLIER:

INTEREST PAYMENT DATES:

REGULAR RECORD DATES:

INTEREST RESET DATES:

REDEMPTION DATE(S):

REDEMPTION PERIOD(S) AND PRICE(S):

NATIONAL RURAL UTILITIES COOPERATIVE FINANCE CORPORATION

FLOATING RATE MEMBER CAPITAL SECURITIES

SERIES 2023

National Rural Utilities Cooperative Finance Corporation, a cooperative association duly organized and existing under the laws of the District of Columbia (herein referred to as the “Company,” which term includes any successor Person under the Indenture), for value received, hereby promises to pay to                  , or registered assigns, the principal sum of                  on the Stated Maturity Date set forth above and to pay interest thereon as set forth below, until the principal hereof is paid or made available for payment.

Interest on the member capital securities, series 2023 (the “Securities”), will be payable in arrears on the Interest Payment Dates set forth above of each year, and at maturity, commencing on                      , 20        .

The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date will be payable to, as provided in such Indenture, the Person in whose name this Security is registered at the close of business on the Regular Record Dates set forth above. Interest will be paid on such principal sum from the date of issuance of the Security or from the most recent Interest Payment Date until the principal amount thereof becomes due and payable.

Reference is hereby made to the further provisions of this Security set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if forth at this place.

Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof by manual signature, this Security shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed.

NATIONAL RURAL UTILITIES COOPERATIVE FINANCE CORPORATION

By:
Name:	Ling Wang
Title:	Senior Vice President & Chief Financial Officer

ATTEST:

Assistant Secretary-Treasurer

CERTIFICATE OF AUTHENTICATION

Dated:

This is one of the Securities of the series designated herein referred to in the within-mentioned Indenture.

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION

By:
Authorized Signatory

REVERSE OF SECURITY

This Security is one of a duly authorized issue of subordinated debt securities of the Company (the “Series 2023 member capital securities,” and, herein called the “Securities”), issued and to be issued in one or more series under an Indenture, dated as of October 15, 1996, as amended (herein called the “Indenture,” which term shall have the meaning assigned to it in such instrument), between the Company and U.S. Bank Trust Company, National Association, as successor trustee (herein called the “Trustee,” which term includes any successor trustee under the Indenture), and reference is hereby made to the Indenture for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company, the Trustee and the Holders of the Securities and of the terms upon which the Securities are, and are to be, authenticated and delivered. This Security is one of the series designated on the face hereof.

The amount of interest payable on any Interest Payment Date shall be computed on the basis of the actual number of days in the applicable interest period divided by 360.

The Securities will bear interest for each interest period at a rate determined by the calculation agent, which shall initially be the Company, until such time as the Company appoints a successor calculation agent (herein called the “Calculation Agent,” which term includes any successor Calculation Agent). All calculations of the Calculation Agent, in the absence of manifest error, shall be conclusive for all purposes and binding on the Company, the Holders and the Trustee.

In the event that any date on which interest is payable on the Securities is not a Business Day, then payment of the interest payable on such date will be made on the next succeeding day which is a Business Day (and without any interest or other payment in respect of any such delay), except that, (i) if the rate of interest on this Security shall be determined by reference to the Secured Overnight Financing Rate (“SOFR”), if such Business Day is in the following calendar month, such payment will be made on the immediately preceding Business Day and (ii) if such Business Day is in the following calendar year, such payment will be made on the immediately preceding Business Day, in each case with the same force and effect as if made on such date.

Any interest not punctually paid or duly provided for will forthwith cease to be payable to the Holder on such Regular Record Date and may either be paid to the Person in whose name this Security (or one or more Predecessor Securities) is registered at the close of business on a Special Record Date for the payment of such Defaulted Interest to be fixed by the Trustee, notice whereof shall be given to Holders of Securities of this series not less than 10 days prior to such Special Record Date, or be paid at any time in any other lawful manner, as more fully provided in the Indenture referred to on the reverse hereof.

The interest rate on each Security will equal the interest rate calculated by reference to the specified interest rate formula set forth on the face hereof plus or minus any spread and/or multiplied by an spread multiplier.

The rate of interest on each Security will be reset according to the index maturity, as specified on the face hereof. The Interest Reset Dates shall be as set forth on the face hereof. The interest rate for the first interest period will be the initial interest rate set forth on the face hereof. The interest rate for the ten calendar days immediately prior to the Security’s maturity, if applicable, will be that in effect on the tenth calendar day preceding maturity, unless otherwise specified above.

If any Interest Reset Date would otherwise be a day that is not a Business Day, the Interest Reset Date shall be postponed to the next succeeding Business Day. With respect to Securities that have a base interest rate determined by reference to SOFR, if such Business Day is in the next succeeding calendar month, such Interest Reset Date shall be the immediately preceding Business Day.

The interest rate on this Security will in no event be higher than the maximum rate permitted by New York law as the same may be modified by U.S. law of general application. Under present New York law, subject to certain exceptions, the maximum rate of interest for any loan to an individual is 16% for a loan less than $250,000, and 25% for a loan of $250,000 or more but less than $2,500,000, in each case calculated per year on a simple interest basis. There is no limit on the maximum rate of interest on loans made to individuals in an amount equal to $2,500,000 or more. Under present New York law, the maximum rate of interest which may be charged to a corporation for any loan up to $2,500,000 is 25% per year on a simple interest basis. There is no limit on the maximum rate of interest on loans made to corporations in an amount equal to $2,500,000 or more.

Upon the request of a Holder, the Calculation Agent will provide the interest rate which will become effective as a result of a determination made on the most recent interest determination date with respect to that Security. The calculation date, if applicable, pertaining to any interest determination date other than Securities that have a base interest rate determined by reference to SOFR, will be the earlier of the tenth calendar day after such interest determination date, or, if such day is not a Business Day, the next succeeding Business Day or the Business Day preceding the applicable Interest Payment Date or maturity, as the case may be.

Secured Overnight Financing Rate and the SOFR Index

Unless otherwise specified above, with respect to Securities that have a base interest rate determined by reference to SOFR, the interest rate for each interest period will be equal to Compounded SOFR plus the spread specified on the face hereof, calculated as described below. Unless specified otherwise, the amount of interest accrued and payable on such Security for each interest period will be equal to the product of (i) the outstanding principal amount of such Security multiplied by (ii) the product of (a) the interest rate for the relevant interest period multiplied by (b) the quotient of the actual number of calendar days in such interest period divided by 360. In no event will the interest on this Security be less than zero.

The term “interest period” with respect to a Security with a rate of interest determined as described under this heading means the period commencing on any Interest Payment Date (or, with respect to the initial interest period only, commencing on the date of issue) to, but excluding, the next succeeding Interest Payment Date and, in the case of the last such period, the period from and including the Interest Payment Date immediately preceding the Stated Maturity Date to, but excluding, the Stated Maturity Date.

Compounded SOFR

“Compounded SOFR” will be determined by the Calculation Agent in accordance with the following formula (and the resulting percentage will be rounded, if necessary, to the nearest one hundred-thousandth of a percentage point):

where:

“SOFR IndexStart” is for periods other than the initial interest period, the SOFR Index value on the preceding Interest Payment Determination Date, and, for the initial interest period, the SOFR Index value is two United States Government Securities Business Days before the date of original issuance;

“SOFR IndexEnd” is the SOFR Index value on the Interest Payment Determination Date relating to the applicable Interest Payment Date (or, in the final interest period, relating to the Stated Maturity Date); and

“dc” is the number of calendar days in the relevant Observation Period.

For purposes of determining Compounded SOFR:

“Interest Payment Determination Date” means the date that is two United States Government Securities Business Days before each Interest Payment Date (or, in the final interest period, before the Stated Maturity Date).

“Observation Period” means, in respect of each interest period, the period from, and including, the date that is two United States Government Securities Business Days preceding the first date in such interest period to, but excluding, the date that is two United States Government Securities Business Days preceding the interest payment date for such interest period (or in the final interest period, preceding the Stated Maturity Date).

“SOFR Index” means, with respect to any United States Government Securities Business Day:

(1)	the SOFR Index value as published by the SOFR Administrator as such index appears on the SOFR Administrator’s Website at 3:00 p.m. (New York time) on such United States Government Securities Business Day (the “SOFR Index Determination Time”); provided that:

(2)	if a SOFR Index value does not so appear as specified in (1) above at the SOFR Index Determination Time, then: (i) if a Benchmark Transition Event and its related Benchmark Replacement Date have not occurred with respect to SOFR, then Compounded SOFR shall be the rate determined pursuant to the “SOFR Index Unavailable Provisions” described below; or (ii) if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to SOFR, then Compounded SOFR shall be the rate determined pursuant to the “—Effect of a Benchmark Transition Event” provisions described below.

“SOFR” means the daily secured overnight financing rate as provided by the SOFR Administrator on the SOFR Administrator’s Website.

“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of SOFR).

“SOFR Administrator’s Website” means the website of the Federal Reserve Bank of New York, currently at http://www.newyorkfed.org, or any successor source.

“United States Government Securities Business Day” means any day except for a Saturday, a Sunday or a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

Notwithstanding the above, if the Company or its designee (which may be an independent financial advisor or any other entity the Company designates (any of such entities, a “Designee”)) determines on or prior to the relevant Reference Time (as defined below) that a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to determining Compounded SOFR, then the benchmark replacement provisions set forth below under “—Effect of a Benchmark Transition Event” will thereafter apply to all determinations of the rate of interest payable on this Security.

For the avoidance of doubt, in accordance with the benchmark replacement provisions, after a Benchmark Transition Event and its related Benchmark Replacement Date have occurred, the interest rate for each interest period on this Security will be an annual rate equal to the sum of the Benchmark Replacement and the spread.

SOFR Index Unavailable Provisions. If a SOFR IndexStart or SOFR IndexEnd is not published on the associated Interest Payment Determination Date and a Benchmark Transition Event and its related Benchmark Replacement Date have not occurred with respect to SOFR, “Compounded SOFR” means, for the applicable interest period for which such index is not available, the rate of return on a daily compounded interest investment calculated in accordance with the formula for SOFR Averages, and definitions required for such formula, published on the SOFR Administrator’s Website at https://www.newyorkfed.org/markets/treasury-repo-reference-rates-information. For the purposes of this provision, references in the SOFR Averages compounding formula and related definitions to “calculation period” shall be replaced with “Observation Period” and the words “that is, 30-, 90-, or 180- calendar days” shall be removed. If SOFR does not so appear for any day, “i” in the Observation Period, SOFRi for such day “i” shall be SOFR published in respect of the first preceding United States Government Securities Business Day for which SOFR was published on the SOFR Administrator’s Website.

Effect of a Benchmark Transition Event

Benchmark Replacement. If the Company (or its Designee) determines that a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any determination of the Benchmark on any date, the Benchmark Replacement will replace the then-current Benchmark for all purposes relating to this Security in respect of such determination on such date and all determinations on all subsequent dates.

Benchmark Replacement Conforming Changes. In connection with the implementation of a Benchmark Replacement, the Company (or its Designee) will have the right to make Benchmark Replacement Conforming Changes (as defined below) from time to time.

Decisions and Determinations. Any determination, decision or election that may be made by the Company (or its Designee) pursuant to this subsection “Effect of a Benchmark Transition Event,” including any determination with respect to tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, (i) will be conclusive and binding absent manifest error, (ii) if made by the Company, will be made in its sole discretion or if made by the Company’s Designee, will be made after consultation with the Company and such Designee will not make any such determination, decision or election to which the Company objects, and, (iii) notwithstanding anything to the contrary in the transaction documents relating to this Security, shall become effective without consent from the Holders or any other party.

For purposes of this subsection “—Effect of a Benchmark Transition Event,” the following terms have the following meanings:

“Benchmark” means, initially, Compounded SOFR, as such term is defined above; provided that if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to Compounded SOFR (or the published SOFR Index used in the calculation thereof) or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement.

“Benchmark Replacement” means the first alternative set forth in the order below that can be determined by the Company (or its Designee) as of the Benchmark Replacement Date:

(1)	the sum of: (a) the alternate rate of interest that has been selected or recommended by the Relevant Governmental Body as the replacement for the then-current Benchmark and (b) the Benchmark Replacement Adjustment;

(2)	the sum of: (a) the ISDA Fallback Rate (as defined below) and (b) the Benchmark Replacement Adjustment; and

(3)	the sum of: (a) the alternate rate of interest that has been selected by the Company (or its Designee) as the replacement for the then-current Benchmark giving due consideration to any industry-accepted rate of interest as a replacement for the then-current Benchmark for U.S. dollar denominated floating rate debt securities at such time and (b) the Benchmark Replacement Adjustment.

“Benchmark Replacement Adjustment” means the first alternative set forth in the order below that can be determined by the Company (or its Designee) as of the Benchmark Replacement Date:

(1)	the spread adjustment, or method for calculating or determining such spread adjustment (which may be a positive or negative value or zero), that has been selected or recommended by the Relevant Governmental Body for the applicable Unadjusted Benchmark Replacement (as defined below);

(2)	if the applicable Unadjusted Benchmark Replacement is equivalent to the ISDA Fallback Rate, then the ISDA Fallback Adjustment; and

(3)	the spread adjustment (which may be a positive or negative value or zero) that has been selected by the Company (or its Designee) giving due consideration to any industry-accepted spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of the then-current Benchmark with the applicable Unadjusted Benchmark Replacement for U.S. dollar denominated floating rate debt securities at such time.

The Benchmark Replacement Adjustment shall not include the spread specified herein and such spread shall be applied to the Benchmark Replacement to determine the interest payable on this Security.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition or interpretation of “interest period,” timing and frequency of determining rates and making payments of interest, rounding of amounts or tenor, and other administrative matters), or any other changes to any other terms or provisions of this Security, in each case that the Company (or its Designee) decides may be appropriate to reflect the adoption of such Benchmark Replacement in a manner substantially consistent with market practice (or, if the Company (or its Designee) decides that adoption of any portion of such market practice is not administratively feasible or if the Company (or its Designee) determines that no market practice for use of the Benchmark Replacement exists, in such other manner as the Company (or its Designee) determines is reasonably necessary or practicable).

“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark (including the daily published component used in the calculation thereof):

(1)	in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of the Benchmark permanently or indefinitely ceases to provide the Benchmark (or such component); or

(2)	in the case of clause (3) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein.

For the avoidance of doubt, if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination.

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark (including the daily published component used in the calculation thereof):

(1)	a public statement or publication of information by or on behalf of the administrator of the Benchmark (or such component) announcing that such administrator has ceased or will cease to provide the Benchmark (or such component), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the Benchmark (or such component);

(2)	a public statement or publication of information by the regulatory supervisor for the administrator of the Benchmark (or such component), the central bank for the currency of the Benchmark (or such component), an insolvency official with jurisdiction over the administrator for the Benchmark (or such component), a resolution authority with jurisdiction over the administrator for the Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for the Benchmark (or such component), which states that the administrator of the Benchmark (or such component) has ceased or will cease to provide the Benchmark (or such component) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the Benchmark (or such component); or

(3)	a public statement or publication of information by the regulatory supervisor for the administrator of the Benchmark announcing that the Benchmark is no longer representative.

“ISDA Definitions” means the 2006 ISDA Definitions published by the International Swaps and Derivatives Association, Inc. or any successor thereto, as amended or supplemented from time to time, or any successor definitional booklet for interest rate derivatives published from time to time.

“ISDA Fallback Adjustment” means the spread adjustment (which may be a positive or negative value or zero) that would apply for derivatives transactions referencing the ISDA Definitions to be determined upon the occurrence of an index cessation event with respect to the Benchmark.

“ISDA Fallback Rate” means the rate that would apply for derivatives transactions referencing the ISDA Definitions to be effective upon the occurrence of an index cessation date with respect to the Benchmark for the applicable tenor excluding the applicable ISDA Fallback Adjustment.

“Reference Time” with respect to any determination of the Benchmark means (1) if the Benchmark is Compounded SOFR, the SOFR Index Determination Time, as such time is defined above, and (2) if the Benchmark is not Compounded SOFR, the time determined by the Company (or its Designee) in accordance with the Benchmark Replacement Conforming Changes.

“Relevant Governmental Body” means the Federal Reserve Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York or any successor thereto.

“Unadjusted Benchmark Replacement” means the Benchmark Replacement excluding the Benchmark Replacement Adjustment.

Calculation of the Interest Rate

All calculations made by the Calculation Agent shall in the absence of manifest error be conclusive for all purposes and binding on the Company and the holders of the Securities.

None of the Trustee, paying agent, registrar or Calculation Agent shall be under any obligation (i) to monitor, determine or verify the unavailability or cessation of SOFR, the SOFR Index or any applicable Benchmark, or whether or when there has occurred, or to give notice to any other transaction party of the occurrence of, any Benchmark Transition Event or related Benchmark Replacement Date, (ii) to select, determine or designate any alternative method, Benchmark Replacement or alternative index, or other successor or replacement alternative index, or whether any conditions to the designation of such a rate or index have been satisfied, (iii) to select, determine or designate any Benchmark Replacement Adjustment, or other modifier to any replacement or successor index, or (iv) to determine whether or what Benchmark Replacement Conforming Changes with respect to such alternative method, Benchmark Replacement or alternative index are necessary or advisable, if any, in connection with any of the foregoing.

Other Matters

Each Security will be issued in certificated form. Payment of the principal of and any interest on this Security payable at maturity or upon redemption will be made in immediately available funds at the office of the paying agent in the Borough of Manhattan, City and State of New York. Payments in immediately available funds will be made only if the certificated Security is presented to the paying agent in time for the paying agent to make payments in immediately available funds in accordance with normal procedures. Interest on the Securities will be paid by wire transfer in immediately available funds, but only if appropriate instructions have been received in writing by the paying agent on or prior to the applicable regular record date for the payment of interest. If no instructions have been received in writing by the paying agent, the funds will be paid by check mailed to the address of the person entitled to such interest.

Unless one or more Redemption Dates are specified on the face hereof, this Security shall not be redeemable at the option of the Company before the Stated Maturity Date specified on the face hereof. If one or more Redemption Dates (or ranges of Redemption Dates) are so specified, this Security is subject to redemption on any such date (or during any such range) at the option of the Company, upon notice by first-class mail, postage prepaid, mailed not less than 30 days nor more than 60 days prior to the Redemption Date specified in such notice, at the applicable Redemption Price specified on the face hereof (expressed as a percentage of the principal amount of this Security), together in the case of any such redemption with accrued interest to the Redemption Date, but interest installments whose Stated Maturity Date is prior to the Redemption Date will be payable to the Holder of this Security, or one or more Predecessor Securities, of record at the close of business on the relevant Regular Record Date or Special Record Date, all as provided in the Indenture.

In the event of redemption of this Security in part only, a new Security or Securities of this series and of like tenor for the unredeemed portion hereof will be issued in the name of the Holder hereof upon the cancellation hereof.

The indebtedness evidenced by this Security is unsecured and subordinated and subject in right of payment to the prior payment in full of all Senior Indebtedness, which shall include all subordinated indebtedness of the Company that may be held by or transferred to non-members of the Company, and this Security is issued subject to the provisions of the Indenture with respect thereto. The Securities of this series will rank (i) pari passu with the Company’s member subordinated certificates and the Company’s other subordinated indebtedness that may only be held by or transferred to members of the Company, including the Company’s previously issued and outstanding member capital securities, and (ii) senior to the Company’s unretired patronage capital. Each Holder of this Security, by accepting the same, (a) agrees to and shall be bound by such provisions, (b) authorizes and directs the Trustee on his behalf to take such action as may be necessary or appropriate to acknowledge or effectuate the subordination so provided and (c) appoints the Trustee his attorney-in-fact for any and all such purposes. Each Holder hereof, by his acceptance hereof, hereby waives all notice of the acceptance of the subordination provisions contained herein and in the Indenture by each holder of such Senior Indebtedness, whether now outstanding or hereafter incurred, and waives reliance by each such Holder upon said provisions.

The Indenture contains provisions for defeasance at any time of the entire indebtedness of this Security upon compliance with certain conditions set forth in the Indenture.

If an Event of Default with respect to Securities of this series shall occur and be continuing, the principal of the Securities of this series may be declared due and payable in the manner and with the effect provided in the Indenture.

In addition to the events of default set forth in the Indenture, the following will constitute an Event of Default under the Indenture with respect to the Securities: the Company shall pay any dividend or interest on, or principal of, or redeem, purchase, acquire, retire or make a liquidation payment with respect to, any members’ subordinated certificates, members’ equity or patronage capital, if such payment is made during an extension period, and either (i) such extension period has not expired or been terminated or (ii) the Company has not made all payments due on the Securities as a result of such expiration or termination.

No payment will be made in respect of the Securities if, at the time of such payment or immediately after giving effect thereto, (i) there exists a default by the Company in the payment of principal or mandatory prepayments or premium, if any, of sinking funds or interest on any senior or subordinated indebtedness (as defined in the instrument under which the same is outstanding) of the Company, or (ii) there shall have occurred an event of default (other than a default in the payment of principal, premium, if any, mandatory prepayments, sinking funds or interest) with respect to any senior or subordinated indebtedness (as defined in the instrument under which the same is outstanding) permitting the holders thereof (or of the indebtedness secured thereby) to accelerate the maturity thereof, and such event of default shall not have been cured or waived or shall not have ceased to exist.

The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders of the Securities of each series to be affected under the Indenture at any time by the Company and the Trustee with the consent of the Holders of not less than a majority in aggregate principal amount of the Securities at the time Outstanding of each series to be affected. The Indenture also contains provisions permitting the Holders of not less than a majority in principal amount of the Securities of each series at the time Outstanding, on behalf of the Holders of all Securities of such series, to waive compliance by the Company with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this Security shall be conclusive and binding upon such Holder and upon all future Holders of this Security and of any Security issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Security.

As provided in and subject to the provisions of the Indenture, the Holder of this Security shall not have the right to institute any proceeding with respect to the Indenture or for the appointment of a receiver or trustee or for any other remedy thereunder, unless such Holder shall have previously given the Trustee written notice of a continuing Event of Default with respect to the Securities of this series, the Holders of not less than 33 1/3% in aggregate principal amount of the Securities of this series at the time Outstanding shall have made written request to the Trustee to institute proceedings in respect of such Event of Default as Trustee and offered the Trustee reasonable indemnity, and the Trustee shall not have received from the Holders of a majority in aggregate principal amount of Securities of this series at the time Outstanding a direction inconsistent with such request, and shall have failed to institute any such proceeding, for 60 days after receipt of such notice, request and offer of indemnity. The foregoing shall not apply to any suit instituted by the Holder of this Security for the enforcement of any payment of principal hereof or interest hereon on or after the respective due dates expressed herein.

No reference herein to the Indenture and no provision of this Security or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of and interest on this Security at the times, place and rate, and in the coin or currency, herein prescribed.

The Company may at its option at any time and from time to time during the term of the Securities of this series defer the interest payment period for a period not exceeding 10 consecutive semi-annual interest payments (or an equivalent period of quarterly or other interest payment periods) (a “Deferral Period”). During any Deferral Period, interest on the Securities will continue to accrue, but at the then-applicable interest rate on the Securities (as reset from time to time on any Interest Reset Date occurring during such Deferral Period). In addition, during any Deferral Period, interest on the deferred interest (“compound interest”) will accrue at the then-applicable interest rate on the Securities (as reset from time to time on any Interest Reset Date occurring during such Deferral Period), to the extent permitted by applicable law.

No interest will be due or payable on the Securities during a Deferral Period, unless such Securities are redeemable at the Company’s option and the Company elects to redeem the Securities during such Deferral Period, in which case all accrued and unpaid interest (including, to the extent permitted by applicable law, any compound interest) on the Securities to be redeemed to, but excluding, such Redemption Date will be due and payable on such Redemption Date, or unless the principal of and interest on the Securities shall have been declared due and payable as the result of an event of default with respect to the Securities, in which case all accrued and unpaid interest (including, to the extent permitted by applicable law, any compound interest) on the Securities shall become due and payable. At the end of a Deferral Period, CFC must pay all interest then accrued and unpaid together with interest thereon, including any compound interest.

During a Deferral Period, the Company may not declare or pay any dividend or interest on, or principal of, or redeem, purchase, acquire or make a liquidation payment with respect to, any of its members’ subordinated certificates, members’ equity or patronage capital. Prior to the termination of any such Deferral Period, the Company may further defer the payment of interest, provided that such Deferral Period, together with all such previous and further deferrals thereof, may not exceed 10 consecutive semi-annual interest payment periods (or an equivalent period of quarterly or other interest payment periods) or extend beyond the Stated Maturity Date of the Securities of this series. The Company may also elect, at its option, to shorten the length of any Deferral Period. No Deferral Period (including as extended or shortened) may end on a day other than the day immediately preceding an Interest Payment Date. No Deferral Period (including as extended or shortened) may end on a day other than the day immediately preceding an Interest Payment Date. Upon the termination of any such Deferral Period and the payment of all amounts then due, the Company may elect a new Deferral Period, subject to the above conditions. The Company shall give the Holder of this Security notice of its election of, or any shortening or extension of, a Deferral Period in writing at least ten Business Days before the earlier of (i) the next Interest Payment Date and (ii) the date CFC is required to give notice to holders of the Securities of the record or payment date for such interest payment. The record date for the payment of deferred interest and, to the extent permitted by applicable law, any compound interest payable on the Interest Payment Date immediately following the last day of Deferral Period will be the Regular Record Date with respect to such Interest Payment Date.

The Securities of this series are issuable only in registered form without coupons and in minimum denominations of $25,000 and integral multiples of $1,000 in excess thereof. As provided in the Indenture and subject to certain limitations therein set forth, Securities of this series are exchangeable for a like aggregate principal amount of Securities of this series and of like tenor and of authorized denominations, as requested by the Holder surrendering the same.

No service charge shall be made for any such registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

The Company, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name this Security is registered as the absolute owner hereof for all purposes, whether or not this Security be overdue, and neither the Company, the Trustee nor any such agent shall be affected by notice to the contrary.

The Securities may not be transferred without the Company’s prior written consent and only the Company’s voting members may purchase and hold the securities. Any purported transfer of the Securities without the Company’s prior written consent will be void ab initio.

All terms used in this Security which are defined in the Indenture shall have the meanings assigned to them in the Indenture.